Exhibit 10.23

BAKER HUGHES, A GE COMPANY

SEVERANCE BENEFITS PLAN

(Effective as of July 3, 2017)

PLAN AND SUMMARY PLAN DESCRIPTION

BAKER HUGHES, A GE COMPANY

SEVERANCE BENEFITS PLAN

(Effective as of July 3, 2017)

PLAN AND SUMMARY PLAN DESCRIPTION

INTRODUCTION

Baker Hughes, a GE company (the “Company”) hereby establishes the Baker Hughes, a GE company Severance Benefits Plan (the “Plan”), effective as of July 3, 2017, for the benefit of eligible employees of the Company. The purpose of the Plan is to provide an eligible employee with severance pay and benefits in the event that the eligible employee’s employment is involuntarily terminated under circumstances entitling the employee to severance pay and benefits. The Plan is an unfunded welfare benefit plan for purposes of the Employee Retirement Income Security Act of 1974 (“ERISA”), a severance pay plan within the meaning of United States Department of Labor regulations section 2510.3-2(b) and an involuntary separation pay plan under Treas. Reg. 1.409A-1(b)(9)(iii). The Plan supersedes any prior Company severance plan, program or policy, both formal and informal, covering eligible employees. This document serves as the summary plan description and the plan document for the Plan for all purposes under ERISA.

ELIGIBLE EMPLOYEES

The Plan is available to each eligible employee. An “eligible employee” is a common law employee of the Company who:

(a)	is based in the United States;

(b)	has executed the Company’s Executive Agreement or any other applicable employment agreement containing intellectual property assignment, confidentiality, non-competition, and/or non-solicitation provisions;

(c)	is designated as an employee in the Officer or Senior Executive Band;

(d)	has at least six (6) months of Service (defined below) as of his or her Separation Date;

(e)	is involuntarily terminated by the Company; and

(f)	is notified in writing that he or she is eligible under the Plan.

For purposes of this Plan, “Service” means the total service the eligible employee has starting from his or her most recent date of hire with the Company, GE Oil & Gas or Baker Hughes Incorporated. The Plan Administrator (defined below), in its sole discretion, shall determine whether an individual is an eligible employee. Notwithstanding anything in this Plan to the contrary, independent contractors, consultants, individuals performing services for the Company who have entered into an independent contractor or consulting agreement with the Company, leased employees, and all temporary employees of the Company shall not be eligible employees. In particular, individuals not treated as employees by the Company on its payroll records shall not be eligible employees even if a court or administrative agency determines that such individual is an employee and not an independent contractor.

CONDITIONS OF INELIGIBILITY

An individual who otherwise meets the eligibility criteria in the Plan shall not be eligible for severance pay or benefits under the Plan if, as determined in the sole discretion of the Plan Administrator:

(a)	the employee ceases to be an eligible employee as defined above;

(b)	the employee dies, retires, quits, resigns or otherwise abandons the employee’s job on or before the date the Company designates in the employee’s Separation Agreement (defined below) as the employee’s termination date (the “Separation Date”), unless the Company approves in writing an earlier Separation Date or the Company approves in writing a voluntary resignation on an earlier date;

(c)	the Company terminates the employee because of unacceptable performance or a violation of any of the Company’s rules or policies, including, but not limited to, any breach of any restrictive covenants, as determined by the Company in its sole discretion;

(d)	the employee accepts any other position with the Company in connection with or following the employee’s termination from the employee’s current position; or

(e)	the Company terminates the Plan.

SEVERANCE PAY

An eligible employee who executes and does not later revoke a separation agreement and release of all claims in the form provided by the Company (the “Separation Agreement”) (discussed below) and who otherwise meets the terms and conditions of this Plan shall be entitled to receive the following severance pay.

Officers

Except as provided below with respect to certain employees with limited Service, an eligible employee designated by the Company as an Officer shall be entitled to receive twelve (12) Months of Pay. For purposes of the Plan, a “Month of Pay” means the eligible employee’s base salary rate in effect on his or her Separation Date divided by twelve (12).

Senior Executive Band

Except as provided below with respect to certain employees with limited Service, an eligible employee designated by the Company as a Senior Officer shall be entitled to receive nine (9) Months of Pay.

Limited Service Employees

Notwithstanding anything in this Plan to the contrary, an eligible employee with at least six (6) months of Service but less than two (2) years of Service shall be entitled to receive one-half (1/2) the severance benefit identified above.

SEVERANCE BENEFITS

An eligible employee who executes and does not later revoke the Separation Agreement and who otherwise meets the terms and conditions of this Plan shall be entitled to receive outplacement services with a company and in an amount and duration designated by the Company.

OTHER COMPANY BENEFITS

All other Company benefits for an eligible employee (including medical, dental, vision, flexible spending, 401(k), pension, life insurance, disability coverage, vacation accrual, etc.) will cease in accordance with the terms of such benefits. All pay and other benefits (except Plan benefits) under any such plan, policy or arrangement of the Company that are payable on account of the employee’s termination will be paid according to the terms of those established policies, plans and arrangements.

PAYMENT OF SEVERANCE PAY

Upon an eligible employee’s Separation Date, severance pay will begin to be paid following the expiration of the seven-day revocation period for a signed Separation Agreement (discussed below). An eligible employee will receive his or her severance pay in accordance with the Company’s regular payroll practice. The Company shall deduct from the severance pay all legally required taxes and any amounts the eligible employee owes the Company.

If the Company reemploys an eligible employee while the eligible employee is receiving severance pay or benefits, the severance pay and benefits shall cease as of his or her reemployment date.

If an eligible employee dies before receiving all of the severance pay, the Company shall pay the remainder to the deceased employee’s surviving Spouse, if any, and if none to the employee’s surviving dependent children, if any. If the employee has no surviving Spouse or dependent children upon the employee’s death, then no further benefit shall be payable.

SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS

To receive severance pay and benefits under the Plan, an eligible employee must submit to the Plan Administrator a signed Separation Agreement within the consideration period set forth in the Separation Agreement, but not before his or her Separation Date. The Separation Agreement shall be in a form acceptable to the Company, and shall be provided to the eligible employee in connection with the eligible employee’s termination of employment under this Plan.

An eligible employee may revoke a signed Separation Agreement within seven days of signing it. Any such revocation must be made in writing and the Plan Administrator must receive the signed revocation within the seven-day period. An eligible employee who timely revokes the Separation Agreement shall not be eligible to receive severance pay or benefits under the Plan.

An eligible employee’s consideration for the Separation Agreement will be the severance pay and benefits described in this Plan that the eligible employee is not otherwise entitled to receive. An eligible employee will have a period of time set forth in the Separation Agreement to consider signing the Separation Agreement, and is advised to contact his or her personal attorney at his or her own expense to review it if the eligible employee so desires.

The Company, in its sole discretion, may provide additional information to an eligible employee that will set forth by job title and age all positions affected by a group termination under this Plan, and those positions by job title and age that are not affected and who are ineligible under the Plan.

PLAN ADMINISTRATION

The Company is the “Plan Administrator” and the “named fiduciary” within the meaning of such terms under ERISA. The Plan Administrator has the discretionary authority to determine eligibility for Plan benefits and to construe the terms of the Plan, including making factual determinations. Benefits under the Plan shall be payable only if the Plan Administrator determines, in its sole discretion, that an eligible employee is entitled to them. The decisions of the Plan Administrator are final and conclusive with respect to all questions concerning the Plan’s administration. The Plan Administrator has the authority to seek expert advice as the Plan Administrator deems necessary. The Plan Administrator may rely upon the information and advice such persons and experts furnish, unless the Plan Administrator actually knows such information and advice is inaccurate or unlawful. Notwithstanding anything in this Plan to the contrary, the Company reserves the right to and may enhance a participant’s severance pay, in writing, in its sole discretion and without an amendment to the Plan, and may provide for other forms of severance pay or severance benefits.

CLAIMS PROCEDURE FOR PLAN BENEFITS

Generally, eligible employees do not need to make a claim for benefits under the Plan to receive Plan benefits (other than completing the Separation Agreement to obtain severance pay and benefits). However, if an employee believes that he or she is entitled to benefits, or to greater benefits than are paid under the Plan, the employee may file a claim for benefits with the Plan Administrator.

If the claim is denied, the Plan Administrator will furnish a written notice to the claimant containing the following information:

(a)	the specific reasons for the denial;

(b)	specific references to the Plan provisions on which any denial is based;

(c)	a description of any additional material or information that the claimant must provide to support the claim; and

(d)	an explanation of the Plan’s appeal procedures.

A claimant may appeal the denial of his or her claim and have the Plan Administrator reconsider the decision. The claimant or the claimant’s authorized representative has the right to:

(a)	request an appeal by written request to the Plan Administrator no later than 60 days after receipt of notice from the Plan Administrator denying the employee’s claim;

(b)	review pertinent Plan documents; and

(c)	submit issues and comments regarding the claim in writing to the Plan Administrator.

The claimant will be advised of the Plan Administrator’s decision on the appeal in writing. The notice will set forth the specific reasons for the decision and make specific reference to Plan provisions upon which the decision is based.

No claimant or any other person may challenge a decision of the Plan Administrator in court or in any other administrative proceeding unless and until the claim and appeal procedures described above have been complied with and exhausted. In no event may a claimant challenge the Plan Administrator’s decision upon appeal in any court or governmental proceeding after 120 days from the date of the Plan Administrator’s decision of the appeal.

AMENDMENT / TERMINATION / VESTING

An eligible employee has no vested right to severance pay or benefits under the Plan. The Company reserves the right in its sole discretion to amend or terminate the Plan at any time. The Plan may be amended in any respect at any time, retroactively or otherwise, by an authorized officer in writing.

NO ASSIGNMENT

Severance pay and benefits payable under the Plan shall not be subject to anticipation, alienation, pledge, sale, transfer, assignment, garnishment, attachment, execution or encumbrance of any kind and any attempt to do so shall be void, except as required by law.

RETURN OF SEVERANCE PAYMENTS

An eligible employee shall be required to return to the Company all severance pay and benefits (or portion thereof) that the Company paid by mistake of fact, mistake of law, or contrary to the terms of the Plan. The Company shall have all remedies available at law for the recovery of such amounts. In the event the Company reemploys an eligible employee while the eligible employee is receiving severance pay and benefits under the Plan, severance pay and benefits shall cease as of his or her reemployment date.

In addition, in the event an eligible employee breaches any restrictive covenant entered into between the eligible employee and the Company, (i) the payment of severance pay and benefits to such eligible employee shall cease, (ii) the Company shall have no further obligation at any time to pay severance pay or benefits under the Plan, and (iii) the eligible employee shall be required to return to the Company any severance pay and benefits the Company paid the eligible employee less one hundred dollars ($100). The Company shall have all remedies available at law for the recovery of such amounts and nothing in this Plan shall be deemed to be the Company’s election of remedies or as a liquidated damage provision. Further, the Company retains any and all rights to seek and receive any form of injunctive relief for any breach by the eligible employee of any applicable restrictive covenant as set forth in such other agreements between the Company and eligible employee.

NO REPRESENTATIONS CONTRARY TO THE PLAN

No employee, officer, or director of the Company has the authority to alter, vary or modify the terms of the Plan, other than the Company by means of an authorized written amendment. No verbal or written representations contrary to the terms of the Plan and its written amendments shall be binding upon any person or entity.

NO EMPLOYMENT RIGHTS

The Plan shall not confer employment rights upon any person. No person shall be entitled, by virtue of the Plan, to remain employed by the Company and nothing in the Plan shall restrict the right of the Company to terminate an eligible employee’s or any other person’s employment at any time.

PLAN FUNDING

No eligible employee shall acquire by reason of the Plan any right in or title to any Company assets, funds, or property. All severance pay and benefits are unfunded obligations of the Company and the Company shall pay them from its general assets. No employee, officer, director or agent of the Company guarantees in any manner the payment of Plan severance pay or benefits.

APPLICABLE LAW

The laws of the State of Texas govern the Plan, except where ERISA preempts such laws.

SEVERABILITY

If the Plan Administrator or a court of competent jurisdiction finds, holds or deems any provision of the Plan to be void, unlawful or unenforceable under any applicable statute or other controlling law, the provision shall be severed from the Plan and the remainder of the Plan shall continue in full force and effect.

PLAN YEAR

The plan year is the calendar year.

MAXIMUM PAYMENTS

Except as otherwise provided by the Company in its sole discretion, the severance pay and benefits available under the Plan are the maximum pay and benefits payable by the Company in the event of involuntary termination of employment. To the extent that any law or other agreement by and between the eligible employee and the Company requires the Company to give advance notice or make a payment to an eligible employee because of involuntary termination of employment, layoff, plant closing, sale of business or other similar event, the amount of such required payment shall coordinate with and reduce the severance pay and benefits otherwise payable under the Plan. This includes any federal, state or local law, including the Worker Adjustment and Retraining Notification Act, or the Stay and Win Award documentation.

RETURN OF COMPANY PROPERTY

An eligible employee must return all Company property (i.e., keys, credit cards, calling cards, procurement cards, conference call cards, identification cards, documents and records, laptop computers and related accessories, business equipment, home office equipment, etc.) no later than the date the eligible employee executes the Separation Agreement to be eligible to receive severance pay and benefits. The Company shall have no obligation to pay severance pay or benefits to any eligible employee until the Plan Administrator is satisfied that the eligible employee has returned to the Company all Company property the eligible employee possesses or controls.

ERISA RIGHTS

Each eligible employee under the Plan is entitled to certain rights and protections under ERISA. ERISA provides that an eligible employee under the Plan shall be entitled to:

(a)	Examine without charge at the Plan Administrator’s office (and at other specified locations) all Plan documents and copies of all documents filed by the Plan Administrator with the U.S. Department of Labor, such as detailed annual reports and Plan descriptions.

(b)	Obtain copies of all Plan documents and other Plan information upon written requests to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.

(c)	Receive a copy of the Plan’s financial report, if any. The Plan Administrator may be required by law to furnish each eligible employee with a copy of the summary annual report.

In addition to creating rights for an eligible employee, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “Fiduciaries” of the Plan, have a duty to do so prudently and in the interest of the eligible employee. No one, including the Company or any other person, may fire an eligible employee or otherwise discriminate against an eligible employee in any way to prevent him from obtaining a benefit or exercising his or her rights under ERISA. If an eligible employee’s claim for a Plan benefit is denied, he or she must receive a written explanation of the reasons for the denial. An eligible employee has the right to have the Plan Administrator review and reconsider his or her claim.

Under ERISA, there are steps the eligible employee can take to enforce the above rights. For instance, if the eligible employee requests materials from the Plan Administrator and does not receive them within 30 days, he or she may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and to pay the eligible employee up to $110.00 per day until he or she receives the materials, unless the materials were not sent because of reasons beyond the Plan Administrator’s control. If an eligible employee has a claim for benefits which is denied or ignored, he or she may file suit in a state or federal court.

If the Plan Fiduciaries misuse the Plan’s money, or if an eligible employee is discriminated against for asserting his or her rights, he or she may seek assistance from the U.S. Department of Labor or may file suit in federal court. The court will decide who should pay court costs and legal fees. If the eligible employee is successful, the court may order the person he or she has sued to pay these costs and fees. If the eligible employee loses, the court may order him to pay these costs and fees, for instance, if the court finds his or her claim to be frivolous.

If the eligible employee has any questions about the Plan, he or she should contact the Plan Administrator. If the eligible employee has questions about this statement or about his or her rights under ERISA, or if he or she needs assistance in obtaining documents from the Plan Administrator, he or she should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington D.C. 20210. An eligible employee may also obtain certain publications about his or her rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

GENERAL INFORMATION

General information is included in the Appendix attached hereto.